AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 31, 2006
                                                     REGISTRATION NO. 333-______
================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                TRUDY CORPORATION
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             (Exact name of Registrant as specified in its charter)


              Delaware                                      06-1007765
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   (State or other jurisdiction of                       (IRS Employer
   incorporation or organization)                        Identification No.)


                   353 Main Avenue, Norwalk, Connecticut 06851
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          (Address of Principal Executive Offices, including ZIP Code)


               Consulting Agreement with Stanton, Walker & Company
                   (Richard P. Stanton and Richard H. Walker)
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                            (Full title of the plan)


                     William W. Burnham, Trudy Corporation,
                   353 Main Avenue, Norwalk, Connecticut 06851
                                 (203) 846-2274
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            (Name, address and telephone number of agent for service)


                                    COPY TO:
                            Charles E. Barnett, Esq.
                                 Loeser Barnett
                             Three Sylvan Road South
                               Westport, CT 06880
                                 (203) 222-0026


                         CALCULATION OF REGISTRATION FEE
==================================================================================
                                                         Proposed
                                       Proposed          Maximum
                       Amount of       Maximum           Aggregate    Amount of
Title of Securities    Shares to be    Offering Price    Offering     Registration
to be Registered       Registered      Per Share (1)     Price (1)    Fee (1)
----------------------------------------------------------------------------------
$.0001 par value       12,500,000        $0.0105         $131,250      $14.04
Common Stock

TOTALS                 12,500,000            ---         $131,250      $14.04
==================================================================================

(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices per share of the Common Stock as reported on the OTC Bulletin Board as of August 30, 2006, a date within five business days prior to the filing of this registration statement.

                                   PROSPECTUS

                                Trudy Corporation

                        12,500,000 Shares of Common Stock


         This prospectus relates to the offer and sale by Trudy Corporation, a Delaware corporation ("Trudy"), of a total of 12,500,000 shares of its common stock, par value $0.0001 per share, pursuant to a Consulting Agreement with Stanton, Walker & Company ("Stanton, Walker"), in consideration of services to be rendered to Trudy by Stanton, Walker. Of such total, 6,250,000 shares are being issued to each of the two principals of Stanton, Walker: Richard P. Stanton and Richard H. Walker (the "Consultants", or, individually, the "Consultant"). Trudy is registering hereunder and issuing to each Consultant such 6,250,000 shares.

         The common stock is not subject to any restriction on transferability. The shares may be sold from time to time by the Consultants in any way permitted by law, including sales in the OTC Bulletin Board market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. Neither of the Consultants is an "affiliate" of Trudy, as defined under the Securities Act of 1933, as amended (the "Securities Act").


            These Securities Have Not Been Approved Or Disapproved By The Securities And Exchange Commission Nor Has The Commission Passed Upon The Accuracy Or Adequacy Of This Prospectus. Any
              Representation To The Contrary Is A Criminal Offense.


                 The date of this prospectus is August 31, 2006


         This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this prospectus as to the contents of any contracts or other documents filed as an exhibit to either the registration statement or other filings by Trudy with the Commission are qualified in their entirety by the reference thereto.

         A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Mr. Fell C. Herdeg, Trudy Corporation, 353 Main Street, Norwalk, CT 06851.

         Trudy's telephone number is (203) 846-2274.

         Trudy is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by Trudy under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W. Washington D.C. 20549.

         No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by Trudy. This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

         Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of Trudy since the date hereof.


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.  Plan Information.

         Not applicable.

Item 2.  Registrant Information and Employee Plan Annual Information.

         Not applicable.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

         The following documents filed with the Securities and Exchange Commission (the "Commission") by Trudy Corporation, a Delaware corporation (the "Company"), are incorporated herein by reference:

         (a) The Company's latest Annual Report on Form 10-KSB for the year ended March 31, 2006, filed with the Commission on June 30, 2006;

         (b) The Company's Current Report on Form 8-K as filed with the Commission on July 14, 2006;

         (c) The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006, filed with the Commission on August 17, 2006;

         (d) A description of the Company's Common Stock, which is contained in the Registration Statement on Form 8-A, filed by the Company with the Commission on July 21,1987; and

         (e) All other documents filed by the Company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         No "expert", as that term is defined pursuant to Item 509(a) of Regulation S-B, or the Company's "counsel", as that term is defined pursuant to Item 509(b) of Regulation S-B, was hired on a contingent basis, or will receive a direct or indirect interest in the Company, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Company, at any time prior to the filing of this Registration Statement.

Item 6.  Indemnification of Directors and Officers.

         The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. The Company's certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

     o   for breach of duty of loyalty to the Company or its stockholders;

     o for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

     o under Section 174 of the Delaware General Corporation Law (unlawful dividends); or

     o for transactions from which the director derived an improper personal benefit.

         The Company's By-Laws provide that the Company must indemnify the directors and officers to the fullest extent authorized by the Delaware General Corporation Law. The Company will also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to the Company of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

         The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the certificate of incorporation, the By-Laws, any agreement, vote of stockholders or disinterested directors or otherwise.

         The Company maintains insurance to protect itself and each of its directors and officers against any such expense, liability or loss, whether or not the Company would have the power to indemnify him or her against such expense, liability or loss under the Delaware General Corporation Law.


      INSOFAR AS INDEMNIFICATION FOR LIABILITIES OCCURRING PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT OF 1933 MAY BE PERMITTED AS TO DIRECTORS,
     OFFICERS, OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING
      PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC
        POLICY AS EXPRESSED IN THAT ACT AND, THEREFORE, IS UNENFORCEABLE.


Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         (a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by reference:

Exhibit No.     Title
-----------     ----------------------------------------------------------------

   5.1          Legal opinion of Loeser Barnett.

  10.1          Consulting Agreement with Stanton, Walker & Company.

  23.1 Consent of Loeser Barnett (included in the opinion filed as Exhibit 5.1 hereto).

  23.2          Consent of Dworken, Hillman, LaMorte & Sterczala, P.C.


Item 9.  Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

                  (iii) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

                  Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraph is incorporated by reference from periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information require to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
                  1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Norwalk, State of Connecticut, on August 31, 2006.


                                  TRUDY CORPORATION
                                  (Registrant)


                                  By: /s/ WILLIAM W. BURNHAM
                                      ------------------------------------------
                                      William W. Burnham, Chairman of the Board



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures                   Title                               Date
--------------------------------------------------------------------------------

/s/ WILLIAM W. BURNHAM       Chairman of the Board, Director,    August 31, 2006
------------------------     Director of Corporate
William W. Burnham           Development


/s/ ASHLEY C. ANDERSEN       Chief Executive Officer,            August 31, 2006
------------------------     President, Acting Chief
Ashley C. Andersen           Financial and Principal
                             Accounting Officer, Director


                             Director                            August 31, 2006
------------------------
 Alice B. Burnham


/s/ BRADFORD MEAD            Director                            August 31, 2006
------------------------
 Bradford Mead


/s/ FRED M. FILOON           Director                            August 31, 2006
------------------------
Fred M. Filoon


                             Director                            August 31, 2006
------------------------
Patty Sullivan

                                INDEX TO EXHIBITS



Exhibit No.     Title
-----------     ----------------------------------------------------------------

   5.1          Legal opinion of Loeser Barnett.

  10.1          Consulting Agreement with Stanton, Walker & Company.

  23.1 Consent of Loeser Barnett (included in the opinion filed as Exhibit 5.1 hereto).

  23.2          Consent of Dworken, Hillman, LaMorte & Sterczala, P.C.